NEWS RELEASE
CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Second Quarter 2013 Earnings
·	Net income of $804,000 or $0.22 per diluted share
·	Improved profitability driven by significantly lower nonperforming loan provision
·	Nonperforming assets to total assets ratio improved to 1.39%

WARRENTON, VA., July 29, 2013 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $804,000 for the second quarter of 2013 compared with $79,000 for the second quarter of 2012.  Basic and diluted earnings per share for the second quarter of 2013 were $0.22 compared with earnings per share of $0.02 in the second quarter 2012.  Net income for the first six months of 2013 was $1.77 million compared with $1.03 million for the same period of 2012.  Basic and diluted earnings per share for the first six months of 2013 were $0.48 compared with basic and diluted earnings per share of $0.28 for the first six months of 2012.

Randy Ferrell, President and CEO, said, "The increase in net earnings compared with a year earlier, came from improving credit quality, including the resolution of two impaired loans in the hospitality industry.  Our overall asset quality ratios also remain sound and improved.  Nonperforming assets to total assets improved to 1.39% at June 30, 2013, representing the third consecutive quarter of this positive trend."

Return on average assets (ROAA) was 0.54% and return on average equity (ROAE) was 6.65% for the second quarter of 2013, an increase from 0.05% and 0.65%, respectively, from the second quarter of 2012.  For the six-month period ended June 30, 2013, Fauquier Bankshares' return on average assets was 0.60% and return on average equity was 7.38%, compared with 0.35% and 4.30%, respectively, for the six month period ended June 30, 2012.

Net interest margin decreased to 3.60% in the second quarter of 2013 compared with 3.95% for the same period in 2012.  The decline in margin for the second quarter of 2013 was due primarily to lower interest rates earned on loans.  Net interest income for the second quarter of 2013 decreased $399,000 or 7.5% to $4.92 million when compared with $5.32 million for the same period in 2012.  The average yield on earning assets declined 53 basis points while cost of funds decreased 21 basis points from the second quarter 2012.  Net interest margin decreased to 3.60% in the first half of 2013 compared with 3.93% for the same period in 2012.  Net interest income for the first six months of 2013 decreased $952,000 or 8.9% to $9.77 million when compared with $10.72 million for the same period in 2012.

"While net interest income decreased from a year earlier, primarily due to the decline in yields on loans, the net interest margin has remained stable over the past three quarters," Ferrell said.  "Our cost of obtaining funds also should be better in the near term due to two higher priced Federal Home Loan Bank advances going off our books during the quarter."
Total assets increased to $590.9 million at June 30, 2013 compared with $582.6 million at June 30, 2012.  Total loans, net decreased to $436.1 million at June 30, 2013 compared with $450.2 million at June 30, 2012.  Total deposits increased to $519.3 million at June 30, 2013 compared with $500.1 million at June 30, 2012.  Transaction deposits (Demand and NOW accounts) grew $27.6 million to $278.2 million compared with $250.6 million in the second quarter of 2012, representing 53.6% of total deposits.
The provisions for loan losses for the second quarter and first six months of 2013 were $800,000 and $967,000, respectively, compared with $2.8 million and $3.3 million for the same periods in 2012.  Allowance for loan losses was $6.8 million or 1.54% of total loans at June 30, 2013 compared with $9.4 million or 2.06% at June 30, 2012.  During the second quarter 2013, an impaired loan in the hospitality sector with a remaining balance of $4.0 million was paid in full.
Ferrell said, "The substantial reduction in provision for loan losses for the quarter and year-to-date was the result of two loan relationships aggressively addressed and as a result are no longer on our balance sheet.  We have made significant progress in improving asset quality, and are focused on driving growth in our markets and profitability."
Net loan charge-offs decreased $176,000 in the second quarter 2013 to $52,000 compared with $228,000 in the second quarter of 2012.  The ratio of net charge-offs to average loans outstanding for the second quarter of 2013 was 0.01% compared with 0.05% for 2012.  Net loan charge-offs decreased $190,000 for the first six months of 2013 to $389,000 compared with $579,000 for the same period in 2012.  The ratio of net charge-offs to average loans outstanding was 0.09% for the six months ended 2013, compared to 0.13% for the same period in 2012.
Nonperforming assets decreased to $8.2 million, or 1.39% of period end total assets, at June 30, 2013, compared with $9.5 million, or 1.62% of period end total assets, at June 30, 2012.  Included in nonperforming assets at June 30, 2013 were $6.7 million of nonperforming loans, $1.4 million of other real estate owned and $96,000 of nonperforming corporate bond investments, at fair value.

Noninterest income, excluding securities gains and losses, increased $137,000 to $1.74 million in the second quarter 2013 compared with $1.60 million in the same quarter in 2012.  Noninterest income, excluding securities gains and losses, increased $95,000 to $3.18 million during the first six months of 2012 compared with $3.08 million during the same period in 2012.  The increase in noninterest income was primarily due to the increase in brokerage fee income and other service charges.
Noninterest expense for the second quarter 2013 increased $479,000 or 11.0% to $4.8 million compared with $4.3 million for the second quarter 2012. Noninterest expense increased primarily as a result of the reversal of accrued incentive compensation expense during the second quarter 2012. Noninterest expense for the first six months of 2013 increased $209,000 or 2.2% to $9.67 million compared with $9.46 million for the same period in 2012.  The increase is attributable to costs associated with administration and resolution of problem loans, including legal expenses, and to salaries and benefit expense, as mentioned in the quarterly comparison.
Shareholders' equity increased to $48.1 million at June 30, 2013 compared with $47.5 million at June 30, 2012.  The book value of FBSS's stock was $12.95 per common share as of June 30, 2013.  Fauquier Bankshares' stock price closed at $12.50 per share on July 26, 2013.
The Company's regulatory capital ratios continue to be deemed "Well Capitalized," the highest category assigned by the Federal Reserve Bank of Richmond.   At June 30, 2013, the Company's leverage ratio was 9.07%, compared with 9.06% one year earlier. The Company's tier 1 and total risk-based ratios were 12.70% and 13.95%, respectively, at June 30, 2013, compared with 12.08% and 13.35% at June 30, 2012. The minimum capital ratios to be considered "Well Capitalized" by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.
Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William counties in Virginia. TFB continues to look into expanding its market presence, with a site in Gainesville, Virginia expected to open this year.  Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.
This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management uses these "non-GAAP" measures in their analysis of the Corporation's performance.  The Company's management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company's management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012

EARNINGS STATEMENT DATA:
Interest income	$5,748	$5,721	$5,794	$6,288	$6,365
Interest expense	824	878	898	977	1,042
Net interest income	4,924	4,843	4,896	5,311	5,323
Provision for loan losses	800	167	1,957	550	2,800
Net interest income after provision for loan losses	4,124	4,676	2,939	4,761	2,523
Noninterest income	1,739	1,440	1,573	1,542	1,602
Securities gains (losses)	-	-	-	2	163
Noninterest expense	4,826	4,841	4,971	4,641	4,347
Income (loss) before income taxes	1,037	1,275	(459)	1,664	(59)
Income taxes	233	313	(267)	452	(138)
Net income (loss)	$804	$962	$(192)	$1,212	$79

PER SHARE DATA:
Net income per share, basic	$0.22	$0.26	$(0.05)	$0.33	$0.02
Net income per share, diluted	$0.22	$0.26	$(0.06)	$0.33	$0.02
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,713,342	3,703,039	3,695,160	3,695,160	3,695,160
Average diluted shares outstanding	3,728,754	3,715,585	3,714,699	3,712,058	3,709,416
Book value at period end	$12.95	$12.98	$12.92	$13.11	$12.86
BALANCE SHEET DATA:
Total assets	$590,899	$596,767	$601,387	$575,602	$582,552
Loans, net	436,084	443,591	445,108	445,304	450,243
Investment securities	50,067	47,839	50,429	55,361	59,863
Deposits	519,329	509,604	515,134	492,004	500,100
Transaction accounts (Demand & NOW accounts)	278,230	268,930	280,303	253,148	250,643
Shareholders' equity	48,103	48,209	47,748	48,459	47,536
PERFORMANCE RATIOS:
Net interest margin(1)	3.60%	3.59%	3.60%	3.94%	3.95%
Return on average assets	0.54%	0.66%	-0.13%	0.83%	0.05%
Return on average equity	6.65%	8.12%	-1.60%	10.00%	0.65%
Efficiency ratio(2)	71.13%	75.59%	75.41%	66.45%	60.18%
Yield on earning assets	4.19%	4.24%	4.25%	4.65%	4.72%
Cost of interest bearing liabilities	0.72%	0.78%	0.80%	0.87%	0.93%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012
ASSET QUALITY RATIOS:
Nonperforming loans	$6,698	$10,368	$10,650	$12,428	$7,382
Other real estate owned	1,406	1,406	1,406	1,776	1,776
Foreclosed property	-	-	-	-	-
Nonperforming corporate bonds, at fair value	96	79	325	303	292
Total nonperforming assets	8,200	11,853	12,381	14,507	9,450
Restructured loans still accruing	8,484	7,384	5,556	5,562	4,148
Student loans (U. S. Government guaranteed) past due 90 or more days and still accruing	3,220	-	-	-	-
Loans past due 90 or more days and still accruing	355	-	132	248	201
Total nonperforming and other risk assets	$20,259	$19,237	$18,069	$20,317	$13,799

Nonperforming loans to total loans, period end	1.51%	2.31%	2.36%	2.74%	1.61%
Nonperforming assets to period end total assets	1.39%	1.99%	2.06%	2.52%	1.62%
Allowance for loan losses	$6,836	$6,088	$6,258	$8,606	$9,449
Allowance for loan losses to period end loans	1.54%	1.35%	1.39%	1.90%	2.06%
Allowance for loan losses as percentage of nonperforming loans, period end	102.06%	58.72%	58.76%	69.25%	128.00%
Net loan charge-offs for the quarter	$52	$337	$4,305	$1,393	$228
Net loan charge-offs to average loans	0.01%	0.07%	0.95%	0.30%	0.05%

CAPITAL RATIOS:
Tier 1 leverage ratio	9.07%	9.09%	9.12%	9.35%	9.06%
Tier 1 risk-based capital ratio	12.70%	12.42%	12.19%	12.60%	12.08%
Total risk-based capital ratio	13.95%	13.67%	13.44%	13.84%	13.35%
Tangible equity to total assets	8.14%	8.08%	7.94%	8.42%	8.16%

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Six Month Period Ended,
	June 30, 2013	June 30, 2012
EARNINGS STATEMENT DATA:
Interest income	$11,469	$12,872
Interest expense	1,702	2,153
Net interest income	9,767	10,719
Provision for loan losses	967	3,300
Net interest income after
provision for loan losses	8,800	7,419
Noninterest income	3,179	3,084
Securities gains (losses)	-	163
Noninterest expense	9,667	9,458
Income before income taxes	2,312	1,208
Income taxes	546	175
Net income	$1,766	$1,033

PER SHARE DATA:
Net income per share, basic	$0.48	$0.28
Net income per share, diluted	$0.48	$0.28
Cash dividends	$0.24	$0.24
Average basic shares outstanding	3,708,219	3,687,835
Average diluted shares outstanding	3,722,198	3,700,770

PERFORMANCE RATIOS:
Net interest margin(1)	3.60%	3.93%
Return on average assets	0.60%	0.35%
Return on average equity	7.38%	4.30%
Efficiency ratio(2)	73.30%	66.44%

Net loan charge-offs	$389	$579
Net loan charge-offs to average loans	0.09%	0.13%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.